EXHIBIT 99.1(a)

                         EMPLOYMENT AGREEMENT

     This Agreement (the "Agreement") is made and entered into by and between THE FIRST NATIONAL BANK IN ST. MARY PARISH (the "Bank"), a national banking association, with its registered office being in St. Mary Parish, Louisiana, herein represented by and appearing through NORMAN H. BREAUX, its duly authorized Chairman of the Board of Directors pursuant to the authority granted him in the attached resolution of the Board of Directors of said Bank, and MILFORD L. BLUM, JR. ("Mr. Blum"), a person of the full age of majority and a resident of Morgan City, St. Mary Parish, Louisiana, under the following terms and conditions:
     SECTION 1. TERM OF EMPLOYMENT.
     Bank does hereby employ Mr. Blum, and Mr. Blum does hereby accept full time employment by the Bank, on the terms and conditions hereinafter contained, for a period commencing as of the 1st day of April, 1990 and terminating as provided in and under the terms and conditions stipulated in Section 6 hereof- TERMINATION OF AGREEMENT (the "Employment Period").
     SECTION 2. DUTIES.

     (a) GENERAL DUTIES. During the Employment Period, Mr. Blum shall serve the Bank and its parent, FIRST CITIZENS BANCSTOCK, INC. ("Company"), and any of its/their subsidiaries (all of whom may collectively be referred to herein as "Institutions") as President and Chief Executive Officer and/or in any other executive capacity and title as may be reasonably designated and delegated by the Board of Directors of said Bank. Mr. Blum shall also perform such other duties for the Institutions consistent with the position of the President and Chief Executive Officer as may be reasonably assigned to him from time to time by said Board of Directors of the Bank.

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     (b) Primary Activity.  During the Employment Period, Mr. Blum shall devote substantially all of his working time and energy to the interests and business of the Bank; however, Mr. Blum shall be excused from performing any services for the Bank during periods of temporary illness or incapacity and during reasonable vacations without thereby in any way affecting the compensation to which he is hereunder entitled. It is anticipated that Mr. Blum generally shall perform his duties during normal business hours although it is acknowledged that the duties of president and chief executive officer of the Bank may require from time to time attention to business of the Institutions at times other than normal business hours. During the Employment Period, Mr. Blum shall, to the best of his skill and ability, and with at least of the same degree of skill and ability as provided by Mr. Blum during his employment by the Bank as its president, use his best efforts and endeavors to the extension and promotion of the business of the Bank and the proper servicing and protection of the good will of such business, both as now enjoyed by the Institutions or hereafter acquired or required.
     (c) LOCATION AND TRAVEL. During the Employment Period, the business office of Mr. Blum shall be located and his duties generally performed at the offices of the Bank in Morgan City, Louisiana. Mr. Blum shall be required to travel from time to time to branch locations of the Bank wherever so located and to travel to such other places located within and without the State of Louisiana for business purposes in a reasonable manner and for a reasonable length of time commensurate with the position of Mr. Blum.
     SECTION 3. COMPENSATION.
     As full compensation to Mr. Blum for the performance of his services hereunder, Bank agrees to pay to Mr. Blum and Mr. Blum agrees to accept the following salary and other benefits during the Employment Period.
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     (A) SALARY.  BANK shall pay Mr. Blum a salary at an annual rate of
EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 ($87,500.00) DOLLARS per year. The salary due Mr. Blum hereunder shall be payable in equal semi-monthly installments less and deducted therefrom (1) all amounts required to be withheld by the Bank from time to time from such salary under any applicable federal, state or local income tax laws and (2) for Mr. Blum's employee portion of any fringe benefits or other required deductions.
     (b) ADDITIONAL COMPENSATION-BONUS. In addition to the compensation provided for above, Mr. Blum shall be granted additional compensation for such services rendered hereunder to the Bank in the form of an annual bonus based upon the income of the Bank before securities transactions, income taxes, and any gains on the sale of any Bank premise(s) for the last completed fiscal year (provided that Mr. Blum is employed by the
Bank on December 31 of such year unless termination occurs pursuant to
Section 6-e hereof which shall be utilized to determine any pro rata bonus payment due thereunder) as such income is determined (and such determination shall be conclusive) by the retained auditors-certified public accountants for the Bank (which audit firm is presently Ernst & Young) ("Operating Profit") as follows:
          1.   Mr. Blum shall receive a sum equivalent to two (2%)
percent of the Bank's Operating Profit commencing at and in excess of THREE HUNDRED THOUSAND ($300,000.00) DOLLARS and up to FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS, with a maximum therefore receivable by
Mr. Blum under this sub-paragraph 1 of FOUR THOUSAND ($4,000.00) DOLLARS;
and
          2. Mr. Blum shall receive a sum equivalent to three (3%) percent of the Bank's Operating Profit in excess of FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS.
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          The bonus described above and provided for herein shall be payable to Mr. Blum within a reasonable time after the Operating Profit is (1) determined by the said Bank auditors for the last fiscal year and
(2) provided, as to computations by the said auditors, to Mr. Blum and to the Chairman of the Board of the Bank. Mr. Blum acknowledges that he has received the bonus due him pursuant to an oral agreement between him and the Bank (which agreement is terminated by this Agreement) for the Bank's fiscal year ending December 31, 1989.
     (C) DIRECTOR'S FEES. Mr. Blum shall also receive additional compensation from the Bank for serving as a member of the Board of Directors of the Bank at the same rate as paid to the other members of said board for each regular and special meeting of the Bank's Board of Directors which Mr. Blum attends; however Mr. Blum shall not be compensated for attending any meetings of the committees of the Institutions.
     (d) BANK AUTOMOBILE. During the Employment Period, the Bank shall provide Mr. Blum for his use of an automobile of not more than three (3) years old of a standard type manufactured by Buick, Cadillac, Lincoln
Town Car or a similar class vehicle; the Bank shall also pay all reasonable costs of operating the vehicle and all maintenance and insurance costs thereof.
     (e) REIMBURSEMENT OF EXPENSES.  Bank shall reimburse Mr. Blum for all expenses properly incurred by him in the performance of his duties hereunder on the condition that Mr. Blum shall present to the Bank written accountings and documentation thereof reported on standard expense report forms as may be reasonable required by the Bank.
     (f) LIFE INSURANCE-SPLIT-DOLLAR ENDORSEMENT. The Bank shall provide a life insurance policy on the life of Mr. Blum as long as he is employed by the Bank hereunder in the total face
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amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 ($250,000.00) DOLLARS
with such insurance carrier as Bank deems appropriate; the life insurance policy shall be owned by the Bank who shall pay the premiums for same and who shall be the owner of the cash values thereof. If Mr. Blum's employment hereunder is terminated except by death, then no death benefit shall become due and payable to Mr. Blum's named beneficiary. Neither
Mr. Blum nor any beneficiary shall have the right to sell, assign, transfer or otherwise convey any of this rights hereunder including the rights to receive any payments hereunder or in and to the said life insurance policy, all of which interest, including the payment and the rights thereto, are expressly declared to be non-assignable and non-transferrable.
          In furtherance of the above, the parties hereto agree to
execute a "Split-Dollar Endorsement" in the form attached hereto and made a part hereof for all purposes. The said "Split-Dollar Endorsement" describes, and the Bank has caused to be taken out, Policy No. 2,459,106 with Phoenix Mutual Life Insurance Company on the life of Mr. Blum; anything to the contrary in this Agreement or the said "Split-Dollar Endorsement" notwithstanding, the Bank reserves the right at any time to cancel this said policy or discontinue the payment of premiums thereon and substitute for said life insurance policy another life policy in the amount of $250,000.
     (g) TERMINATION OF DEATH BENEFIT AGREEMENT. In consideration of the execution of this Agreement including the agreement of the Bank to obtain the life insurance policy and enter into the "Split-Dollar Endorsement" described above and attached, the parties hereto do hereby declare that certain agreement between them entitled "Death Benefit Agreement" dated December 1, 1975 is hereby cancelled and terminated in its entirety with no liability to either party resulting therefrom.
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     (h) OTHER BENEFITS.  Mr. Blum shall be entitled to participate in any pension, retirement, major medical, life insurance or other plans provided by Bank to its officers except that the bonus provisions contained hereinabove are in lieu of any bonus plan in which the other officers of the Bank may participate. In addition, Mr. Blum shall be provided with a membership, at Bank expense, in the Petroleum Club of Morgan City and membership in certain professional and other organizations for executives as may be reasonable.
     SECTION 4. CERTAIN COVENANTS.
     In order to induce the Bank to enter into this Agreement, Mr. Blum hereby acknowledges and agrees as follows:
     (a) HEALTH OF MR. BLUM. Mr. Blum is in good health and knows of no reason why he should not be able to perform his duties and obligations under this Agreement for the Employment Period.
     (b) LACK OF OTHER AGREEMENTS.  Mr. Blum is not presently bound by any other agreement, written or oral, except with the Bank and its
Institutions.
     (c) OTHER EMPLOYMENT. During the Employment Period, Mr. Blum will not be interested, directly or indirectly, in any manner as a partner, officer, director, stockholder, advisor, employee or in any other capacity with any other business similar to or related to the business of the Institutions now or in the future; however, nothing herein contained shall prevent or limit the rights of Mr. Blum to invest funds or securities of any corporation whose stock or securities are publicly owned or regularly traded on any public exchange.
     (d) PROPRIETARY INFORMATION. All documents, records, techniques, business secrets, customers lists and other information which come into the possession of Mr. Blum from time to
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time in the course of and for the business of the Institutions during his employment by Bank hereunder shall be deemed to be confidential and proprietary to the Institutions and none of such documents, records or other information, or any copies thereof, shall be retained by Mr. Blum after termination of the Employment Period.
     (e) CONFIDENTIALITY. Mr. Blum shall keep confidential all of the confidential information, business secrets and customer lists of the Institutions including, but not limited to confidential information and business secrets relating to such matters as its finances and operations, the materials, processes, plans, equipment, customer lists and procedures used in the Institutions' operations, the names of their customers and customer requirements and their suppliers.
     (f) During the term of the Employment Period, and for so long thereafter as Mr. Blum is employed by the Bank, Mr. Blum agrees that he shall comply with and abide by all material Bank policies, and all laws, statutes, and regulations which affect the Institutions or by which they are bound and shall promptly file all proper notices and reports as may be required of him by any governmental agency or other entity pursuant to his employment and/or as required by such laws, statutes and regulations.
     (g) REMEDIES. In the event of a breach or threatened breach by Mr. Blum of the provisions of this Section 4 or of the occurrence of the event described in Section 6-e-2 hereof, the Bank shall be entitled to an injunction restraining Mr. Blum from any such action including disclosing, in whole or in part, confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such confidential information has been disclosed, or is threatened to be disclosed, or from otherwise violating the provisions of this Section 4 or said Section 6-e-2 hereof. Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach.
                                7
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     SECTION 5. COMPENSATION PAYABLE ONLY DURING LIFE.
     It is understood and agreed that the compensation of Mr. Blum in accordance with this Agreement shall be payable to him during his life and not otherwise. This Agreement shall terminate and the Bank shall be relieved and discharged from all obligations to make further payment to Mr. Blum after his death except as to salary or other compensation earned for actual services rendered prior to the date of his death.
     SECTION 6. TERMINATION OF AGREEMENT.
     EVENTS OF TERMINATION. The Employment Period and this Agreement shall cease and terminate upon the earliest to occur of the events specified below:
          a. The death of Mr. Blum;
          b. The inability of Mr. Blum to perform his duties because of physical or mental disability for a consecutive period of sixteen (16) weeks or for an aggregate period of twenty-four (24) weeks;
          c. Termination of employment of Mr. Blum by the Bank for cause which will include only (i) his being convicted of a felony; (ii) at the written request or direction of the regulatory authorities of the Bank including, but not limited to, the Federal Deposit Insurance Corporation, Federal Reserve, Office of the Comptroller of the Currency, or similar bank regulatory authorities, or the Securities and Exchange Commission, or (iii) material misconduct by Mr. Blum or his breach of a material cause or provision of this Agreement, any of which would reasonably be expected to have a material adverse affect upon the Bank;
          d. Upon sixty (60) days prior written notice to the Bank from Mr. Blum, or earlier as the Bank may direct after it receives such notice; or
          e. Without cause by the Bank upon payment to Mr. Blum of the sum of EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 ($87,500.00) DOLLARS

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plus a sum equivalent to only the "pro rata portion" (as such "pro rata portion" is hereinbelow described) of the bonus described in Section 3-(b) above for the year in which the termination occurs; such "pro rata portion" shall mean the fraction, the numerator of which shall be the number of days which have elapsed since the beginning of the calendar year in which the termination occurs to the date of the termination and the denominator of which shall be 365. As a hypothetical example, if the date of Mr. Blum's termination is June 12 of a calendar year, then the "pro rata portion" shall be .449315 (being 164 divided by 365) multiplied by the bonus determined in accordance with the said Section 3-(b) and paid in the manner provided therein.
          Anything to the contrary herein notwithstanding:
          1. If Mr. Blum is indicted for a felony, then his employment under this Agreement may be terminated by the Bank at any time and the Bank's only obligation in such instance to Mr. Blum shall be to pay to him the sum of EIGHTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 ($87,500.00) DOLLARS when and if he is acquitted of such felony charge; if Mr. Blum is convicted (through trial, plea or otherwise) of such felony charge, then the Bank shall owe him no payment whatsoever; and
          2. If Mr. Blum terminates his employment hereunder pursuant to Sub-section "d" hereof, then he shall not engage or be employed in, and shall refrain from and be prohibited from engaging, carrying on, or being employed in, the banking business and soliciting the Bank's customers for banking business in St. Mary Parish, Louisiana for a period of one (1) year from the date of such termination, so long as the Bank is so engaged in the banking business in St. Mary Parish, Louisiana during such one (1) year period. Further, during such one (1) year period, Mr. Blum shall not be employed by, or be a stockholder or director of, any financial institution which has its principal office located in, or is domiciled in, St. Mary Parish, Louisiana at the time of his termination.

     SECTION 7. SUCCESSORS BOUND.
     This Agreement (1) shall be binding upon any successor corporation to the Bank or any corporation into which the Bank may be merged or consolidated, (2) is personal to Mr. Blum and may not be transferred or assigned by him, and (3) shall inure to the benefit of the Institutions, their successors or assigns.
     SECTION 8. NOTICES.
     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, certified mail, return receipt requested, postage and certification fees prepaid and addressed as follows:
If to the Bank:          Mr. Norman H. Breaux
                         Chairman of the Board
                         First National Bank in St. Mary Parish
                         Post Office Drawer 2090
                         Morgan City, Louisiana 70381

If to Mr. Blum:          Mr. Milford L. Blum, Jr.
                         2317 Maple Street
                         Morgan City, Louisiana 70380;

the addresses may be changed by notice in writing signed by the addressee.

     SECTION 9. MISCELLANEOUS.

     This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. This Agreement terminates all prior agreements between the parties hereto relative to Mr. Blum's employment by the Bank as its President and Chief Executive Officer and particularly the above described "Death Benefit Agreement". The headings in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement or to limit or otherwise affect the meaning hereof. If any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions, nor the validity of any other provision of this Agreement shall in any way be affected thereby. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Louisiana except insofar as preempted by federal laws.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the 23rd day of April, 1990 in the presence of the undersigned two competent witnesses after due reading of the whole.
WITNESSES:                    THE FIRST NATIONAL BANK
                              IN ST. MARY PARISH
 /s/ Judy A. Louviere
_________________________
                               BY:   /s/ Norman H. Breaux
                               _________________________________
                                   NORMAN H. BREAUX,
 /s/ Tammie M. Michel              Chairman of the Board
______________________________


WITNESSES:

 /s/ Judy A. Louviere               /s/ Milford L. Blum, Jr.
______________________________  ________________________________

                                   MILFORD L. BLUM, JR.

     /s/ Danell H. Kimble
_______________________________

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PHOENIX MUTUAL LIFE INSURANCE COMPANY OF HARTFORD, CONNECTICUT

NAME OF INSURED:    Milford L. Blum, Jr.                         Form E-2

POLICY NUMBER(S):   2,459,106

             SPLIT-DOLLAR ENDORSEMENT (Employee Pay PS-58)

Phoenix Mutual Life Insurance Company (hereinafter referred to as the "insurer") is hereby requested to amend or change the above numbered policy, whichever applies, so that the owner and beneficiary designation of said policy shall be as provided in the following Ownership and Special Settlement provisions.

OWNERSHIP PROVISION

The cash value owner designated below shall be the owner of this policy. However, the risk owner designated below shall have the sole right, without the consent of any other party, to exercise those specific rights of ownership specified in paragraph B of this ownership provision. Except for said specific rights of the risk owner, the cash value owner shall be entitled to exercise all rights, options and privileges of owner as described in the policy.

     Cash Value Owner: First National Bank in St. Mary Parish, a national banking association, its successors or assigns.

     Risk Owner: Milford L. Blum, Jr., the insured.

A.   Cash Value Owner

     Without in any way detracting from the generality of the above provisions concerning the cash value owner's rights as owner, it is expressly understood that the cash value owner shall have the sole right, without the consent of any other party, to:

     1. Change the cash value owner or the interest of any cash value owner, provided the insurer consents to the change.
     2.   Elect or cancel the automatic premium loan provision.
     3. Select or change the nonforfeiture or lapse option to the extent permitted under the policy.
     4. Make and receive policy loans under the policy loans provision of the policy.
     5. Surrender this policy or any paid-up additions bought with dividends and receive any amount payable by reason of such surrender.
     6. Designate and change the beneficiary of the cash value owner's portion of the death benefit specified in paragraph A of this endorsement's Special Settlement Provision.
     7.   Receive any dividends and select or change the dividend option.
     8. Assign the cash value owner's interest in this policy or the interest of any beneficary of the cash value owner's portion of the death benefit.
     9. Cancel the policy by non-payment of premiums or otherwise at the discretion of the cash*
Any assignment of this policy by the cash value owner shall, to the extent of any such assignment, operate to assign and release the interest of all cash value owners and all beneficiaries of the cash value owner's portion of the death benefit.

*value owner including particularly in the event that risk owner is no longer employed by cash value owner.

PHOENIX MUTUAL LIFE INSURANCE COMPANY OF HARTFORD, CONNECTICUT

NAME OF INSURED:    Milford L. Blum, Jr.                         Form E-2

POLICY NUMBER(S):   2,459,106

                                Page 2

B.   Risk Owner

The risk owner shall have the right, without the consent of any other party, to:

     1. Change the risk owner or the interest of any risk owner, provided the insurer consents to the change.
     2. Designate and change the beneficiary of the risk portion of the death benefit specified in paragraph B of this endorsement's Special Settlement Provision.
     3. Assign the risk owner's interest in this policy or the interest of any beneficiary of the risk portion of the death benefit.

Any assignment of this policy by the risk owner shall, to the extent of any such assignment, operate to assign and release the interest of all risk owners and all beneficiaries of the risk portion of the death benefit.

C.   Exercise of Rights

     Notwithstanding the rights of the risk owner as specified in paragraph B of this provision, any exercise of the cash value owner's rights as described in paragraph A of this provision shall, to the extent of any such action by the cash value owner, operate to release or surrender the interest of all parties claiming any interest in this policy (including the interest of any risk owner or beneficiaries of the risk portion of the death benefit).

SPECIAL SETTLEMENT PROVISION

The amount payable on account of death of the insured shall be payable as hereinafter provided.

A.   Cash Value Owner's Portion of Death Benefit

     An amount up to but not in excess of the following amount shall be paid to First National Bank in St. Mary Parish, its successors or assigns.

     An amount equal to the premiums advanced on this policy by the cash value owner as of the date of death of the insured, or if greater, the guaranteed cash value (as determined from the Table of Guaranteed "Nonforfeiture" Values) as of the end of the policy year in which the death of the insured occurs:

     Increased by:

     a.   any premium deposit fund;
     b. any dividends standing to the credit of this policy as of the date of death of the insured;
     c. the cash value of any paid-up additions bought with dividends and standing to the credit of this policy as of the date of death of the insured; and

PHOENIX MUTUAL LIFE INSURANCE COMPANY OF HARTFORD, CONNECTICUT

NAME OF INSURED:    Milford L. Blum, Jr.                         Form E-2

POLICY NUMBER(S):   2,459,106

                                Page 3.

Decreased by:

a.   any indebtedness under the policy;
b. any amount paid from the cash value owner's portion of the death benefit to a collateral assignee of the cash value owner.

In determining the amount of the premiums advanced on this policy by the cash value owner as of the date of death of the insured and the amount from the death benefit payable to the beneficiary or assignee of the cash value owner's portion of the death benefit, the insurer shall have the right to rely on a sworn statement signed by the beneficiary or assignee of the cash value owner's portion of the death benefit (or any officer of such entity, if it is a corporation). As between the insurer and all parties claiming an interest in this policy, payment in reliance upon any such sworn statement shall be a full discharge of such insurer for such portion of the death benefit and shall be binding on all parties claiming any interest in this policy.

Risk Portion of Death Benefit

The balance of any amount payable on account of the death of the insured, not paid as hereinbefore provided under paragraph A of this provision, shall be paid to:

        Primary: Martha R. Blum, wife



Signed at     Morgan City, Louisiana on the 23rd day of April, 1990
                   (City and State)                          (Date)

                            First National Bank in St. Mary
                            Parish

Witness: __________________ By:_____________________________
                            (Signature and Title of officer)
                            NORMAN H. BREAUX, CHAIRMAN OF THE BOARD

Witness: __________________ _______________________________
                            MILFORD L. BLUM, JR.